June 30, 1995



U.S. Communications, Inc.
1107 Austin
Levelland, Texas 79336

Howard Maddera
Bill L. Johnson
Marianne Reed
1107 Austin
Levelland, Texas 79336

SA Holdings, Inc.
1912 Avenue K, Suite 100
Plano, Texas 75074

Re: Side Letter Agreement Concerning Issues Relating to that certain Stock Purchase Agreement By And Among SA Holdings, Inc. ("STEL"), U.S. Communications, Inc. ("USC"), Howard Maddera, Bill L. Johnson, Marianne Reed, and NTS Communications, Inc. ("NTS") dated June 30, 1995 (the "Purchase Agreement") and that certain Nonsolicitation Agreement (the "Nonsolicitation Agreement) between NTS and STEL dated June 30, 1995, and attached to the Purchase Agreement as Exhibit 5.1(d)(5).

Involved Parties:

     This Side Letter Agreement (this "Letter Agreement") is executed in connection with the above-referenced Purchase Agreement and Nonsolicitation Agreement. This Letter Agreement sets forth the understanding and agreement of the undersigned regarding certain matters related to the proprietary rights of NTS in the name, logo and service mark associated with the words "NTS Communications" and various derivatives thereof, as the same are registered with the United States Patent and Trademark Office under registration
numbers   1,293,303,   1,296,928,   and 1,798,210 (collectively,
the "NTS Rights"), and various other obligations and restrictions of the parties under the Purchase Agreement and Nonsolicitation Agreement. The parties hereto agree as follows:

     1. Effectiveness. This Letter Agreement will not be effective until the "Closing Date" (as defined by the Purchase
Agreement).

     2. No Transfer. The parties hereto acknowledge that NTS is not transferring any of the NTS Rights, or any interest therein, to any party pursuant to the terms of the Purchase Agreement, hereunder, or otherwise and, except for the limited right to use the NTS Rights set forth in Paragraph 3 hereunder, all parties (except NTS) hereby expressly and irrevocably disclaim any and all rights or interest in the NTS Rights.

     3. Limited Right to Use. Without in any way limiting Paragraph 2 hereunder, USC shall be entitled to use the NTS Rights, without additional consideration being paid to NTS, for a period of six (6) months after the Closing Date to the extent and for the purposes that USC has so used the NTS Rights during the twelve (12) months preceding the Closing Date.

     4. Franchise Agreement. NTS and USC hereby acknowledge and agree that the Franchise Agreement entered into on or about July 15, 1988 between USC and NTS, as amended by that Addendum dated January 12, 1991 (the "Franchise Agreement") shall be, and is hereby, terminated as of the Closing Date without liability to any party and, as of the Closing Date, shall be without further force or effect and that no party shall have any remaining obligations thereunder; provided, however, that the foregoing shall not affect the liability of USC to NTS for telecommunications services charges billed in accordance with prior practice in 1995 and not paid prior to the Closing Date or billed thereafter in accordance with such prior practice and all such charges shall be paid to NTS as and when the same are due and payable notwithstanding any termination of the Franchise Agreement. Without limiting the foregoing, NTS expressly and irrevocably waives any and all rights and options provided under the Franchise Agreement, including, without limitation, (1) any right or option related to the acquisition of the capital stock of USC (whether upon exercise of a right of refusal, an option or otherwise) provided in such Franchise Agreement; (ii) any right to require notice of any proposed sale;
(iii) any covenants concerning noncompetition; and (iv) all right to receive royalty payments from USC under said Franchise Agreement.

     5. Change of Nonsolicitation Clause and Nonsolicitation Agreement. Section 9.7 of the Purchase Agreement and the entirety of the Nonsolicitation Agreement shall, notwithstanding the respective terms thereof, in all cases be construed and/or limited to an agreement between STEL, NTS and USC (including their respective Affiliates and Subsidiaries) that no such party shall, for a period of five (5) years from the Closing Date, solicit the Existing Customers of any other such party. For purposes hereof the term "Existing Customers" shall mean customers of a party at any time on or during the one year prior to the Closing Date which the other party has knowledge is the customer of the other party. Furthermore, NTS shall retain whatever rights are granted to STEL in the Purchase Agreement and/or Nonsolicitation Agreement to enforce this construction against STEL, USC, and their respective Affiliates and Subsidiaries.

     6. Failure to Close. In the event the transaction contemplated by the Purchase Agreement and Nonsolicitation
Agreement is not closed as and when contemplated by those agreements, then all agreements, consents, and/or waivers set forth herein or otherwise related to this matter shall become immediately void and of no further force or effect.

Sincerely,

NTS Communications, Inc.



Barbara Andrews
President


ACCEPTED & AGREED:

SA Holdings, Inc.


By:
Name:
Title:
Date:




U.S. Communications, Inc.


By:
Name:
Title:
Date:




Howard Maddera
Date:



Bill L. Johnson
Date:



Marianne Reed
Date: